Exhibit 99.1  Press Release dated December 10, 2008

FOR IMMEDIATE RELEASE
December 10, 2008

CONTACT:
Mary Cohron
President and Chief Executive Officer
270-393-0700

Citizens First Corporation to participate in U.S. Treasury Capital Purchase Program

BOWLING GREEN, KY – (December 10, 2008) – Citizens First Corporation (NASDAQ: CZFC), parent company of Citizens First Bank,  announced today it has received preliminary approval from the U.S. Treasury Department to participate in its voluntary Capital Purchase Program under the Emergency Economic Stabilization Act of 2008.  The Treasury announced the program on October 14, 2008 with the intent to increase the capital and lending capacity of healthy U.S. financial institutions.

As a participant in the program, Citizens First will issue to the Treasury $8,779,000 of non-voting senior preferred shares and warrants to purchase approximately $1.3 million in common stock, or 15% of the capital purchased by the Treasury from Citizens First.  The senior preferred shares will pay an annual dividend of 5% for each of the first five years of the investment, and 9% thereafter unless Citizens First redeems the shares.  The approval is subject to certain conditions and the execution of definitive agreements.

 “Our financial strength and strong focus on customers will be further enhanced through our participation in the Treasury program,” said Mary Cohron, President and CEO.  “Although Citizens First Bank is already above the 10.0% regulatory requirements for a “well-capitalized” bank, our participation in the Program will provide us with additional capital to serve the credit needs of both new and existing customers.”

About Citizens First Corporation
Citizens First Bank, a wholly owned subsidiary of Citizens First Corporation, is a full-service, independent bank ranked one of Kentucky’s Best Places to Work by the Kentucky Society for Human Resource Management.  Citizens First Bank has locations in Bowling Green, Franklin, Glasgow, Horse Cave, and Munfordville, Kentucky.  Citizens First Bank ATMs are located conveniently throughout Hart, Barren, Simpson, and Warren counties.  For more information, visit www.citizensfirstbank.com.

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